Exhibit 10.7

POBS -
Incentive System for the Management of METTLER TOLEDO



Regulations, valid as of Nov. 5, 1998


1.    Objectives and Participants

      With this incentive plan, our aim is to pursue two main objectives:

      . To emphasize the responsibility of each manager for the top-ranking interest of the Group and to promote the attainment of the overall corporate goals; orientation to overall success of the corporation.

      . To orient the remuneration of each manager directly to his / her performance by setting clearly defined targets that can be met by the manager, and subsequent measurement of target achievement.

      Participation in the POBS must be agreed in writing. Participation must be commensurate with the function, appropriate goals must be definable and assessable in a realistic manner.


2.    Mechanics

2.1   Participants are assigned to one of two categories in agreement with POBS.

      Category              Minimum                Maximum
                         Annual Salary          Annual Salary
      ----------         -------------         -------------------------------
      Category 1             90 %              120 % (of actual Target Salary)
      Category 2             95 %              110 %

2.2 For each manager, targets are agreed for each calendar year with his / her supervisor. Each individual target is given a weighting. The sum of the weightings must equal 100 %.

2.3 Criteria for the assessment of the attainment of each individual target are specified:

      Target
      Achievement
      -----------
       90 %  Target not reached - result unsatisfactory
      100 %  Target reached, corresponding to the requirements - good result
      110 % Clearly more than target achieved, requirements clearly exceeded, in terms of value, time limits, quality, additional related success
             -  very good result

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                                                                    Exhibit 10.7

      120 % Target achievement outstanding, additional major benefits / success for the company reached - excellent result

2.4 The annual target salary is determined for the period January 1 to December 31 (Switzerland: April 1st to March 31) of the upcoming year. It should be commensurate with the requirements of the function and, hence, conform to the market. It is reached when each of the set targets has been achieved well and completely.

2.5 At the end of the calendar year, target achievement is assessed by the superior manager. The degree of achievement of each individual target (90 to 120 %), see above) is multiplied by the weighting of the individual target to give a points award for each individual target. The total score for all targets lies between 90 and 120 points. The effective annual salary (in % of target salary) is the result of target salary multiplied by the total score and divided by 100 (Category 1). For Category 2, the conversion has to be made to the total number of points:

                                   Annual Salary in % of Annual Target Salary with different Degree of Target Achievement

      Total Point achieved         Category 1                  Category 2

       90 points                    90 % minimum                95 %
      100 points                   100 %                       100 %
      110 points                   110 %                       105 %
      120 points                   120 % maximum               110 %

      The intermediate steps are linear:

      .  1 point counts 1 % of target salary in Category 1
      .  1 point counts 0.5 % of target salary in Category 2


3.    Target Setting

3.1 The requirements for complete and proper target achievement (100 %) should be challenging and ambitious, on the other hand, they have to be realistic and attainable. For each participant, they should be set in such a way that they can be fulfilled clearly and to the full extent so that payment of the target salary can be realized on the yearly average.

3.2   Each POBS sheet includes the following target categories

      A    Group targets                             -  as a rule 1 - 2 targets
      B    Targets of operative unit                 -  as a rule 1 - 4 targets
      C    Personal targets                          -  as a rule 1 - 2 targets.

      The GMC establishes the basic weighing of the targets annually.

      In case of the change of important conditions by internal reasons (e.g. changes in the mission, the assignment, the scope, the available means), the targets will be adjusted in a fair way by dialogue with the superior manager.

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                                                                    Exhibit 10.7

4.    Yardsticks for Target Achievement

      A correct determination of target achievement is of prime importance. It is decisive that the activities of the participants are really oriented to the desired targets. Specification of the correct yardsticks helps visualize the intended direction. In particular, it must be ensured that quantitative targets are set in the right context and do not lead to wrong decision processes and behavior, e.g. local optimization regardless of negative effects in other units. It is advisable to specify relative numbers and not absolute values (e.g. % of budget). Targets should not overlap with nor be in contradiction to each other.

      A    Group Targets

           As a basis target, values referring to the profit and / or liquidity of the METTLER TOLEDO Group are determined annually by the GMC together with the weighting. They have to be approved by our Board of Directors.

      B    Targets of Operative Unit

           Emphasis is placed on the operative performance of the business unit. The targets must be agreed between the employee and his superior manager in a target dialogue and authorized by their responsible supervisor. As a rule, they result from the budget, in proportion to the task.

           Possible Target Parameters

           General Managers MOs                  Sales, operational,
                                                 cash  flow  (OCF),   return  on
                                                 assets      (ROA),      country
                                                 contribution,  costs, ratios of
                                                 assets

           General Managers POs                  OCF, OPBIT, ROA, contribution

           Business Unit Managers                Sales, OCF, OPBIT, cost,
                                                 contribution, assets and
                                                 Managers Administration

           Division and SBU Managers             Consolidated OPBIT etc.

      C    Personal Targets

           The personal targets are established in an intensive dialogue between the employee and his / her superior manager within the set framework and must be authorized by their responsible supervisor.

           They can be quantitative and / or qualitative, job-oriented objectives which must be agreed individually in the target dialogue. An intermediate assessment should be recorded in brief by the participant every quarter.

           Possible Yardsticks

           Progress of project and action programs; leadership behavior, trainee promotion, orientation to our Corporate Mission Statement, TQM progress, broadening of competence.

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                                                                    Exhibit 10.7

5.    Payment

      During the salary year, 90 % of the target salary (minimum annual salary) will be paid, normally divided in 12 equal monthly installments. The distribution of this basic amount, however, can vary in certain countries.

      The Company represented by the Group Management Committee can elect to make a payment on account toward the expected effective annual salary in December of the relevant business year which is calculated on a provisional basis using projected results. The amount of such payment on account can not exceed 50 % of the presumable total incentive payment.

      The annual salary effectively attained is calculated as soon as the results of the business year and the assessment of the target achievement are known. The difference to the payments already made is usually paid (or deducted) until April following the end of the business year.


6.    Termination of Employ during the Calendar Year

      In case of termination in the first half-year of the calendar year, the target salary is paid (100 %) pro rata. In case of termination of employ in the second half-year, target achievement is measured at the end of the year (usual procedure) and the remaining balance will be paid pro rata.


7.    Effective Date

      These   regulations  are  valid  as  of  1993  and  replace  all  previous regulations.


For the Group Management Committee:



Peter Burker
Head Human Resources




Enclosure         Example of Settlement

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                                                                    Exhibit 10.7

Example of POBS Settlement

The calculation is performed for both POBS categories (category 1 = 90 / 120 %; category 2 = 95 / 110 %.

1.    Fundamentals
      Target with weighting specified (see under point 3).

      POBS Category                           Category 1          Category 2
                                             (90 / 120 %)        (95 / 110 %)
                                             -------------       ------------

      Annual target salary (local currency)  110'000.00 or        110'000.00
      Maximum income / year                  132'000.00 or        121'000.00
      Minimum income / year                   99'000.00 or        104'500.00

2.    Assessment of the Target Achievement and Calculations


             Group Target    Specified      Assessment           Result
                             Weighting      Target Achievement   Points
                             (Agreement)    on completion
                             (a)            (b)                  (a) x (b)
                             -----------    ------------------   ---------
      A    Group Targets
      A1   Target 1            10 %           120 %               12.00
      A2   Target 2            20 %           105 %               21.00

      B    Operative Unit
      B1   Target 1            30 %           116 %               34.80
      B2   Target 2            15 %            95 %               14.25
      B3   Target 3            15 %           111.35 %            16.70

      C    Personal
      C1   Target 1             5 %            90 %                4.50
      C2   Target 2             5 %           120 %                6.00

      Total assessment        100 %                              109.25

3.    Settlement
                                                     Category 1     Category 2
                                                      (90 / 120 %)  (95 / 110 %)
                                                     -------------  ------------
      Annual target salary                             110'000        110'000

      Annual salary attained with 109.25
      points in % of annual target salary              109.25 %       104.63 %

      In local currency (LC)                           120'175        115'093

      Already paid during year (minimum)               (99'000)      (104'500)
                                                       -------       --------

      Balance of payment in April of following year     21'175         10'593


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